FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
TRINITY BAY, REDFISH REEF, FISHERS REEF, NORTH POINT BOLIVAR FIELDS
IN GALVESTON AND CHAMBERS COUNTIES, TEXAS

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “First Amendment”) is dated effective as of November 13, 2006, and is made by and between Masters Resources, LLC, and Masters Oil & Gas, LLC, both Texas limited liability companies having their respective principal places of business at 9801 Westheimer, Suite 1070, Houston, Texas 77042 (collectively, “Masters”), and Tekoil & Gas Corporation, a Delaware corporation having its principal place of business at 5036 Dr. Phillips Blvd., Suite 232, Orlando, Florida 32819 (“Buyer”) (Masters and Buyer are sometimes called collectively the “parties” and individually “party”).

RECITALS

On November __, 2006, the parties executed and delivered Purchase and Sale Agreement (the “Original Agreement”) covering the Assets. The parties now desire to amend the Original Agreement in certain respects. Accordingly, the parties agree as set out in this First Amendment. (Unless otherwise noted, defined terms used in this First Amendment shall have the meanings set out in the Original Agreement.)

I. AMENDMENTS

A.            Section 2.1 of the Original Agreement is deleted in its entirety and the following is inserted in lieu thereof:

2.1           Purchase Price

The Purchase Price for the Assets will be Forty-Seven Million Five Hundred Thousand and No\100 Dollars ($47,500,000.00), plus 500,000 shares of common stock of Buyer, plus the reservation at Closing by Masters of the overriding royalty interests described herein.

(A)         The monetary portion of the Purchase Price will be paid by Buyer as follows:

1.
Buyer has delivered Buyer’s check into an interest bearing account (the “Escrow Account”) at Amegy Bank National Association in the names of Masters and Buyer the sum of $1 million, as an earnest money deposit which is non-refundable, except as expressly set forth in this Agreement (the “Deposit”), which shall be distributed at the Closing or upon termination of this Agreement, as further set forth herein (all accrued interest shall be paid to the recipient of the Deposit, and to the extent that the Deposit is applied to the Purchase Price, the accrued interest shall be deemed to reduce the balance of the Purchase Price due at Closing);

2.
At the Closing, Buyer will pay to Masters by wire transfer of the monetary balance of the Purchase Price, as the same may be adjusted under Sections 2.1 (A), 2.2 and 2.3 of this Agreement, subject to any post-closing adjustments.

Any provisions to the contrary contained in this Agreement to the contrary notwithstanding, all adjustments to the Purchase Price in accordance with this Agreement shall be made to the monetary portions of the Purchase Price.

(B)
At Closing, Buyer will deliver to Masters 500,000 shares of the common stock of Buyer, which shares shall be restricted securities (and legended as such) and covered by a separate, customary Subscription Agreement confirming that Masters is an “Accredited Investor” as that term is defined in Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”) and confirming, among other customary items, that prior to execution of this Amendment, Masters has reviewed all of the filings made by Buyer under the Securities Exchange Act of 1934 and is accepting such common stock with no intention to sell or otherwise transfer the same except pursuant to a separate Registration Rights Agreement; and

(C)	At Closing Masters shall reserve overriding royalty interests (collectively the “ORRI”) as follows:

(1)
an aggregate overriding royalty equal to 6% of 100% of the production from those of the Wells shown as (x) “proved undeveloped reserves” and (y) “proved non-producing reserves” in the reserve estimate (the “Reserve Report”), dated August 31, 2006, prepared by R. A. Lenser and Associates, Inc., addressed to Masters Resources, LLC, and (z) an overriding royalty equal to 6% of 100% of the production from any present or future well completed in and producing from any zone or formation not presently producing or capable of producing and not documented in the Reserve Report (collectively, the “Declining ORRI”); and

(2)	an aggregate overriding royalty equal to 3% of 100% of the production from those Wells shown as “proved developed producing” in the Reserve Report (the “Fixed ORRI”).

The ORRI shall be proportionately reduced to the extent that the working interest of Masters in any lease burdened thereby to be conveyed to Buyer is less than 100% or the net revenue interest to which Masters is entitled on any lease to be conveyed to Buyer is less than 80%. As examples:

(a)
If the working interest of Masters in a lease described in (C) (1) is 60%, not 100% (and the net revenue interest is at least 80% of the 100% working interest), then the ORRI in that lease shall be 60/100 of 6%, or 3.6%.

(b)
If the net revenue interest in the same lease is less than 80% of the 100% working interest, then the ORRI shall be reduced proportionately, meaning that, if the net revenue interest is, say, 75%, then the ORRI shall be reduced by 75/80 x 6%, or 5.625%. If the working interest is less than 100% and the net revenue interest is less than 80%, then the reduction of the overriding royalty shall be implemented for both the working interest and the net revenue interest.

In addition, upon written notice by Buyer to the owner or owners of the ORRI that Buyer has paid aggregate payments of $20,000,000 by virtue of the ORRI and Buyer’s request for assignment thereof (subject to the right of Masters to audit the payments aggregating the sum of $20,000,000), the owners of the Declining ORRI shall convey to Buyer an undivided 2% of 100% overriding royalty out of the Declining ORRI so that the owner or owners of the Declining ORRI shall thereafter be reduced to an ORRI equal to an aggregate of 4% of 100% of the production from the leases and units sold to Buyer, and when the aggregate payments on the out of the ORRI equal $30,000,000 (but not $30 million in addition to the $20 million threshold for the initial reduction of the ORRI; simply an additional $10 million after $20 million has been reached), upon written notice thereof to the owner or owners of each of the Fixed and the Declining ORRIs (and subject to the same right to audit in Masters), the owners of the Declining ORRI shall convey to Buyer out of the Declining ORRI an additional undivided 2% of 100% overriding royalty so that the owner or owners of the Declining ORRI shall thereafter be reduced to an aggregate 2% of 100% ORRI, which shall remain constant thereafter, and the owners of the Fixed ORRI shall convey to Buyer out of the Fixed ORRI an undivided 1% of 100% overriding royalty so that the owner or owners of the Fixed ORRI shall thereafter be reduced to an aggregate 2% of 100% ORRI, which shall remain constant thereafter. The owners of the ORRI shall be entitled, upon their written election, to be paid for their respective shares of production from the lands burdened by the ORRI directly by the purchaser of production. In addition, at the election of the owners of the ORRI, they shall be entitled to take the ORRI share of production in kind and to separately market the same; provided, however, to the extent that additional facilities are required for the owners of the ORRI to take their share of production in kind, the owners of the ORRI shall bear the cost and expense of installing such facilities.

B.            With respect to Section 4.1 (A) of the Original Agreement, and solely to the extent that the Examination Period applies to any due diligence being performed or to be performed by the source of financing for Buyer (“Buyer’s Financier”), “December 1, 2006” is deleted and “January 24, 2007” is inserted in lieu thereof. The materials which are made available to Buyer’s Financier for this investigation are limited to those which have been available at the offices of Scotia Watrous (USA), Inc., together with the reserve estimate dated August 31, 2006, prepared by R. A. Lenser and Associates, Inc., addressed to Masters Resources, LLC, as supplemented by report dated September 1, 2006. Buyer, through its counsel, has timely delivered to Masters’ counsel letters containing notices of Title Defects, and Masters acknowledges receipt thereof.

C.             Section 8.1 of the Original Agreement is deleted and the following is inserted in lieu thereof:

“8.1	Date, Time and Place of Closing

Unless the parties agree otherwise in writing and subject to the provisions in this Agreement, the completion of the transaction contemplated by this Agreement (the “Closing”) will be held on or before February 9, 2007, at 10:00 a.m. Central Standard Time (or such earlier date or time as the parties may agree). The Closing will be held at the offices of Masters as set forth in the opening paragraph of this Agreement. In the event that the Closing does not occur before the close of business at 5:00 p.m. on February 28, 2007, Masters shall have the right to terminate this Agreement and to retain the Deposit.”

D.            In Section 9.3 of the Original Agreement, “December 31, 2006” is deleted and “February 28, 2007” is inserted in lieu thereof.

II. MISCELLANEOUS

A.            To the extent any provision of the Original Contract conflicts with any provision of this First Amendment, the provisions of this First Amendment shall control and be used to determine the obligations of the Parties.

B.            The parties ratify confirm and adopt the Original Contract as amended and supplemented by this First Amendment.

Signed: December 29, 2006.

MASTERS RESOURCES, LLC	TEKOIL & GAS CORPORATION

By: /s/ John W. Barton	By: /s/ Mark S. Western
John W. Barton, Managing Member	Mark Western, Chairman and CEO

MASTERS OIL & GAS, LLC

By: /s/ John W. Barton
John W. Barton, Managing Member